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Exhibit 21.1


                  SUBSIDIARIES OF POWERWAVE TECHNOLOGIES, INC.

Milcom International, Incorporated

Powerwave Services, Inc.

Powerwave Europe, Inc.

Powerwave UK Limited

Powewave France, Inc.

Milcom International, Ltd.

Powerwave de Mexico S.A. de C.V.

Powerave do Brasil Ltda.